Exhibit 10.23
Executive Severance Plan

Diebold Nixdorf, Incorporated
Executive Severance Plan

Article 1.Establishment and Term of the Plan; Summary Plan Description
1.1    Establishment of the Plan. Diebold Nixdorf, Incorporated (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Diebold Nixdorf, Incorporated Executive Severance Plan” (the “Plan”) made effective on August 1, 2024. The Plan provides severance benefits to certain executive employees of the Company, upon certain terminations of employment from the Company. Eligibility to participate in the Plan is determined by career level and is subject to approval by the Compensation Committee of the Board. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of certain terminations. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained primarily for the purpose of providing severance benefits to a select group of highly compensated executives or management employees. All severance benefits payable under this Plan shall be paid by the Company out of its general assets. The Plan is not funded and has no assets.
1.2    Term. This Plan will commence on August 1, 2024 (the “Effective Date”).
1.3    Plan Termination. The Committee may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan, by giving all Executives (or select Executives, if terminating select Executives’ participation in the Plan) written notice of intent of termination, delivered at least three (3) months prior to termination date of the Plan or the individual’s right to participate in the Plan (“Plan Termination Date”). If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the Plan Termination Date.

1.4    Summary Plan Description. This document is the Plan document, and also serves as the summary plan description of the Plan as required by ERISA
Article 2.Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
(a)    “Base Salary” means the Executive’s annual rate of salary, whether or not deferred as of the Effective Date of Termination.
(b)    “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.5 herein.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Cause” shall mean the Executive’s:
(i)    Willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation with fifteen (15) business days of such written notice from the Company;
(ii)    Willful gross negligence in the performance of the Executive’s duties;
(iii)    Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;
(iv)    Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;
(v)    Willful violation, or repeated violations, of any provision of the Company’s code of business ethics;
(vi)    Willful violation of any of the covenants contained in Article 4 of this Plan, as applicable;
(vii)    Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company; or
(viii)    Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company.
For purposes of this paragraph (d), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.
For purposes of this Plan, there shall be no termination for Cause pursuant to subsections (i) through (viii) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.
(e)    “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto, and the Treasury regulations and other guidance promulgated thereunder.
(f)    “Committee” means the People and Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the People and Compensation Committee.
(g)    “Company” means Diebold Nixdorf, Incorporated, a Delaware Corporation, or any successor thereto as provided in Article 6 herein.
(h)    “Disability” shall have the same meaning ascribed to that word in the long-term disability plan in effect for senior executives of the Company and its Subsidiaries.
(i)    “Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.
(j)    “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder.
(k)    “Executive” means an employee of the Company or a U.S. based subsidiary of the Company with a title of Chief Executive Officer (E40), Executive Vice President (E30), Senior Vice President (E20) or Vice President (E10) who was hired with that title, or an employee in a non-executive role who was promoted to a position with that title, on or after August 1, 2024, who is selected by the Committee to participate in the Plan and who, upon a Qualifying Termination, may become entitled, based on the provisions of the Plan, to Severance Benefits.
(l)    “Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:
(i)    The Company materially reduces the amount of the Executive’s then current Base Salary or the target for his annual bonus; or
(ii)    The Company requires the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office as of the Effective Date; or

(iii)    The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Plan by any successor to the Company or a purchaser of all or substantially all of the assets of the Company; or
(iv)    Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Plan.
For purposes of this Plan, neither the change in the Executive’s title, authority, duties, or responsibilities nor the assignment of duties to the Executive that are inconsistent with his position shall constitute “Good Reason” and further, the Executive is not entitled to assert that his termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim, which shall indicate the specific termination provision in this Plan relied upon, within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition (“Notice of Termination.”).
(m)    “Qualifying Termination” means a termination of employment under the following circumstances:
(i)    An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, Disability or death; or
(ii)    A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.
Termination of employment shall have the same meaning as “separation from service” within the meaning of Treasury Regulation §1.409A‑1(h).
(n)    “Severance Benefits” means the payment of severance compensation as provided in Article 3 herein.
Article 3.Severance Benefits
3.1    Right to Severance Benefits and Impact on Long‑Term Incentives.
(a)    Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.2 or, if applicable, Section 3.4 herein, if a Qualifying Termination of the Executive’s employment has occurred.
(b)    No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Company ends for reasons other than a Qualifying Termination.
(c)    General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under Section 3.2 or, if applicable, Section 3.4 herein, no later than sixty (60) days after the date of the Executive’s Qualifying Termination, (i) the Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company, (ii) the Executive must execute a notice acknowledging the restrictive covenants in Article 4, and (iii) the Executive’s general release shall have become irrevocable.
3.2    Description of Severance Benefits. If the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1(a) herein, the Company shall provide the Executive with the following, subject to Section 3.2(f) and Article 4 herein:
(a)    A lump‑sum amount paid within sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued and unused vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that if the sixty (60) day period begins in one calendar year and ends in the subsequent calendar year, the payment will be made in the subsequent calendar year.
(b)    A lump‑sum amount, paid within the sixty (60) calendar days following the Effective Date of Termination, equal to: (i) for the Company’s Chief Executive Officer (“CEO”), the sum of (A) the Executive’s Base Salary, and (B) the Executive’s annual target bonus opportunity in the year of termination, multiplied by two (2), (ii) for Executive Vice Presidents, the sum of (A) Executive’s Base Salary, and (B) the Executive’s annual target bonus opportunity in the year of termination and (iii) for Senior Vice Presidents and Vice Presidents, an amount equal to the Executive’s Base Salary. Provided that if the sixty (60) day period begins in one calendar year and ends in the subsequent calendar year, the payment will be made in the subsequent calendar year.
(c)    A lump sum amount, if any, paid within two and one half (2 ½) months after the end of the calendar year that includes the Effective Date of Termination, equal to the actual bonus that would have been payable to the Executive for the calendar year that includes the Effective Date of Termination based on actual performance if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs.

(d)    Continuation of the Executive’s medical, dental, vision, and Company-paid basic life insurance coverage for: seventy-eight (78) weeks for the CEO, and (ii) fifty-two (52) weeks for all other Executives. These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, then the benefits provided under this Section 3.2(d) which the Company determines constitute the payment of deferred compensation (within the meaning of Section 409A of the Code) shall be provided at the Executive’s sole cost during the six (6) month period immediately after the Effective Date of Termination, and as soon as administratively practicable following the expiration of such six (6) month period, the Company shall reimburse the Executive for the portion of such costs payable by the Company hereunder.
Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in its discretion. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.
(e)    The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than two (2) years following the Effective Date of Termination.
(f)    Notwithstanding anything in this Plan to the contrary, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Effective Date of Termination, to the extent payments made under Sections 3.2(a) or (b) constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments may not commence to be paid to the Executive until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s Effective Date of Termination, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six (6) month period shall be paid in a lump sum as soon as administratively practicable following the six (6) month anniversary of the Executive’s Effective Date of Termination. For purposes of Section 409A of the Code, each payment due under Sections 3.2(a) or (b) immediately above shall be considered a separate payment.
For purposes of the preceding paragraph, and to the extent permitted by Section 409A of the Code, during the six (6) months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.2 in accordance with the payment schedules specified in this Section 3.2 to the extent that such payments would not exceed the limitations of the “short‑term deferral” and “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six (6) month period described in accordance with the preceding paragraph.
3.3    Treatment of Long‑Term Incentive Awards. Treatment of outstanding long-term incentive awards shall be governed in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentive award was granted.
3.4    Executives with less than one year of Service. Notwithstanding anything to the contrary in this Plan, with respect to any Executive hired on or after August 1, 2024, the Severance Benefits that such Executive may be entitled to upon a Qualifying Termination shall be limited as set forth in this Section 3.4 in the event the Effective Date of Termination for such Executive occurs prior to the first anniversary of the date on which such Executive became an employee of the Company. In the event the Executive under the circumstances described in the preceding sentence becomes entitled to receive Severance Benefits as provided in Section 3.1(a)

herein, the provisions of Section 3.2 shall not apply, and instead the Company shall provide the Executive with the following, subject to Section 3.4(f) and Article 4 herein:
(a)    A lump sum amount, paid within sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued and unused vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that if the sixty (60) day period begins in one calendar year and ends in the subsequent calendar year, the payment will be made in the subsequent calendar year.
(b)    A lump sum amount, paid within sixty (60) calendar days following the Effective Date of Termination, equal to the product of (i) the number of full calendar months from the date on which the Executive became an employee of the Company or a U.S based subsidiary of the Company until the Effective Date of Termination (but in any event, no less than three (3) months), multiplied by (ii) an amount equal to one (1) times the Executive’s Base Salary divided by twelve (12). In all instances, if the sixty (60) day period begins in one calendar year and ends in the subsequent calendar year, the payment will be made in the subsequent calendar year.
(c)    Continuation of the Executive’s medical, dental, and vision insurance coverage for a period of time equal to the number of full calendar months from the date on which the Executive became an employee of the Company or a U.S. based subsidiary of the Company until the Effective Date of Termination (but in any event, no less than three (3) months). These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, then the benefits provided under this Section 3.4(c) which the Company determines constitute the payment of deferred compensation (within the meaning of Section 409A of the Code) shall be provided at the Executive’s sole cost during the six (6) month period immediately after the Effective Date of Termination, and as soon as administratively practicable following the expiration of such six (6) month period, the Company shall reimburse the Executive for the portion of such costs payable by the Company hereunder.
(d)    Notwithstanding the above, these medical, dental, and vision insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in its sole discretion. For purposes of enforcing this offset provision, the Executive shall be deemed to have duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.
(e)    Treatment of outstanding long-term incentive awards shall be in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentive award was granted.

(f)    Notwithstanding anything in this Plan to the contrary, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Effective Date of Termination, to the extent payments made under Sections 3.4(a) or (b) constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments may not commence to be paid to Executive until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s Effective Date of Termination or, (ii) the Executive’s date of death; provided, however, that any payments delayed during this six (6) month period shall be paid in a lump sum as soon as administratively practicable following the six (6) month anniversary of the Executive’s Effective Date of Termination. For purposes of Section 409A of the Code, each payment due under Section 3.4(a) and (b) immediately above shall be considered a separation payment.
For purposes of the preceding paragraph, and to the extent permitted by Section 409A of the Code, during the six (6) months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.4 in accordance with the payment schedules specified in this Section 3.4 to the extent that such payments would not exceed the limitations of the “short-term deferral” and “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six (6) month period described in accordance with the preceding paragraph.
Article 4.    Confidentiality and Noncompetition
Executive agrees that during Executive’s employment with the Company Executive will acquire confidential and Protected Information about the business, operations, customers, partners and trade connections of the Company and will develop critical relationships with the Company’s customers. Executive further understand that the Company’s relationships with its customers is of great competitive value, the Company has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill, and the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Company. In exchange for the Company’s agreement to provide Executive with Protected Information, customer information, and Executive’s eligibility to participate in this Plan, and in order to enforce Executive’s promise to protect Protected Information and for the Company to protect its legitimate business interests, Executive agrees, the following shall apply:
(a)    Noncompetition. Subject to applicable law, during the Executive’s Employment and, in the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.2 or, if applicable, Section 3.4, herein, for a period of: (i) two (2) years for the CEO, or (ii) one (1) year for all other Executives, the Executive shall not: (A) directly or indirectly act in concert or conspire with any person employed by the Company, or individually, act in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on

(provided, however, that notwithstanding anything to the contrary contained in this Plan, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).
(b)    Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the Executive’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain.
For purposes of this Plan, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.
(c)    Nonsolicitation. During the Executive’s employment and for a period of two (2) years, the Executive shall not: (A) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (B) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company; or (C) solicit or accept business from any customer of the Company if such business competes with or is preparing to compete with the business conducted or proposed to be conducted by the Company or would otherwise result in the customer and/or client reducing its business or relationship with the Company.
(d)    Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.
(e)    Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.
(f)    Severability. If any provision of Article 4 is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of Article 4, valid and enforceable. If a court declines to amend the provisions of Article 4 as provided herein, the invalidity or unenforceability of any provision in Article 4 shall not affect the validity or enforceability of the remaining provisions in Article 4, which shall be enforced as if the offending provision had not been included in this Plan.
(g)    Certain Disclosures. Notwithstanding the foregoing, nothing in this Plan prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company or from disclosing the factual foundation of any claim of sexual harassment or sexual assault. Executive understands that the federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if the employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if the employee discloses a trade secret: in confidence, directly or indirectly to a government official (federal, state or local) or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or in a lawsuit or other legal proceeding, discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is accessible only to the court, the parties to the lawsuit and their lawyers). Nothing in this Agreement shall be construed to prevent disclosure of Protected Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive agrees to promptly provide written notice of any such order to an authorized officer of the Company.
(h)    Massachusetts Law. To the extent that Massachusetts law is deemed to govern this Agreement, in the event of Executive’s termination of employee by the Company for Cause or upon Executive’s resignation for any reason (an “Applicable Termination”), then the Company shall have the right to elect, in its sole discretion, to require that the Executive be subject to and fully comply with the restrictions in Section 4(a) during the one (1) year after the Date of Termination (the “Company Election”). To make the Company Election that will provide for Executive’s continuous compliance with restriction in Section 4(a) during the one (1) year after the Date of Termination, the Company shall (i) provide the Executive with written notice within seven (7) days of the effective date of the Applicable Termination that the Company has made the Company Election and (ii) to the extent Executive is not eligible for any severance benefits pursuant to Article 3, pay Executive after the effective date of the Applicable Termination an amount equal to fifty percent (50%) of Executive’s highest annualized salary within the two (2) years preceding Executive’s termination of employment (or such shorter period as employed by the Company) during the one (1) year after the Date of Termination in equal installments in accordance with the Company’s then existing payroll procedures. In the event Executive’s employment was terminated without Cause, Section 4(a) will not be applicable following termination of Executive’s employment.
(i)    Washington Law. To the extent that Washington law is deemed to govern this Agreement, in the event of Executive’s termination of employee by the Company due to a layoff, then the Company shall have the right to elect the Company Election. To make the Company Election that will provide for Executive’s continuous compliance with restriction in Section 4(a) during the one (1) year after the Date of Termination, the

Company shall (i) provide the Executive with written notice within seven (7) days of the effective date of the layoff that the Company has made the Company Election and (ii) to the extent Executive is not eligible for any severance benefits pursuant to Article 3, pay Executive after the effective date of the layoff an amount equal to Executive’s base salary during the one (1) year after the Date of Termination in equal installments in accordance with the Company’s then existing payroll procedures.
(j)    California & Minnesota Law. To the extent that California or Minnesota law is deemed to govern this Agreement, the restrictions set forth in Sections 4(a) (with respect to post-employment competition) and 4(c) (with respect to post-employment solicitation) of this Agreement do not apply to the Executive.

Article 5.    Legal Fees and Notice
5.1    Payment of Legal Fees. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in asserting any claims or defenses under this Plan, except that the Executive shall bear his own costs of such litigation or disputes (including, without limitation, attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive.
5.2    Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
Article 6.    Successors and Assignment
6.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.
6.2    Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder, had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 7.    Miscellaneous

7.1    Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law.
7.2    Entire Plan. Except for any written change in control related separation or severance pay plans, agreements, or understandings, between the parties hereto, this Plan supersedes all other separation or severance pay plans, prior agreements, or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. The Severance Benefits provided under Section 3.2 or, if applicable, Section 3.4 herein, are not intended to duplicate severance benefits (including change in control related severance benefits) under any other severance plan, arrangement, or employment agreement maintained by the Company. In the event an Executive qualifies for benefits under this Plan and under any other severance plan, arrangement, or employment agreement of the Company, the Severance Benefits under this Plan shall be reduced dollar for dollar by the amount or single-sum value of the severance benefits under any other such severance plan, arrangement, or agreement. For the avoidance of doubt, severance pay amounts in written change in control related separation or severance pay plans, agreements, or understandings shall be the primary and only severance pay arrangements paid to an Executive upon a change in control. Executive shall not be entitled to any other severance pay amount in any other plan, agreement or understanding.
7.3    Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
7.4    Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
7.5    Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.
7.6    Payment Obligation Absolute. Except as provided in Section 3.2(d) of this Plan, the Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.
7.7    Contractual Rights to Benefits. Subject to approval and ratification by the Board of Directors, this Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.8    Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by each and every Executive then covered by the Plan and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors. Nothing in this Plan prevents the Committee from modifying or amending the document for Executives who may be covered by the Plan in the future.
7.9    Section 409A of the Code. This Plan is intended to comply with, or be exempt from, Section 409A of the Code (to the extent applicable). This Plan shall be interpreted and administered consistent with this intent. For purposes of any provision of the Plan providing for the payment or provision of any Severance benefit upon or following a Qualifying Termination that constitutes “nonqualified deferred compensation” under Code Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code Section 409A. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which an Executive is entitled under the Plan is, and shall be treated as, a separate payment; and any series of installment payments shall be, and shall be treated as, a right to a series of separate and distinct payments. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.
7.10    Applicable Law. The Plan is governed by federal law known as ERISA. To the extent that state law is applicable, (i) the laws of the state of Ohio without regard to any conflict of law provisions shall be the controlling law in all matters relating to this Plan, and (ii) any disputes, claims or controversies (collectively, “claims”) regarding the interpretation or construction of the Plan by the Committee, determinations by the Committee of Executives’ eligibility for Severance Benefits, factual determinations made by the Committee under the Plan, or other determinations or actions by the Committee regarding the administration of the Plan (collectively, “Claim Administration Matters”), must be litigated in the appropriate court located in Summit County, Ohio, or if jurisdiction will so permit, in the Federal District Court for the Northern District of Ohio. Notwithstanding anything herein to the contrary, in the event Executive primarily lives and works for the Company (or any affiliate) in California, Colorado, Massachusetts, Minnesota, North Dakota, Washington, or Wisconsin , so long as Executive primarily resides in and are subject to the law of California, Colorado, Massachusetts, Minnesota, North Dakota, Washington, or Wisconsin, this Agreement will be interpreted and enforced under the laws of the state in which the Executive resides. The Company and the Executives hereby consent to the jurisdiction over each of them by such courts and waive objections based on venue or inconvenient forum.
7.11    Claims Procedure. An Executive who has not received Severance Benefits that the Executive believes should be made shall make a claim for such Severance Benefits as follows:

(a)    Initiation – Written Claim. The Participant (or a deceased Participant’s legal representative(s), surviving spouse and dependents) (each a “Claimant”) initiates a claim by submitting to the Committee a written claim for Severance Benefits.
(b)    Timing of Response. The Committee shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five- (45-) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.
(c)    Notice of Decision. If the Committee denies part or all of the claim, the Committee shall notify the Claimant in writing of such denial. The Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
i.The specific reasons for the denial;
ii.A reference to the specific provisions of the Plan on which the denial is based;
iii.A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and
iv.An explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review by the Claims Appeal Committee.
7.12    Claims Review Procedure. If the Committee denies part of all of a Claimant’s claim, the Claimant shall have the opportunity for a full and fair review of the denial by a committee of one or more individuals appointed by the Committee (the “Claims Appeal Committee”), as follows:
(a)    Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days (or within one hundred eighty (180) days if a Disability claim) after receiving the Committee’s notice of denial, must file with the Claims Appeal Committee a written request for review.
(b)    Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Committee shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
(c)    Considerations on Review. In considering the review, the Claims Appeal Committee shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    Timing of Response. The Claims Appeal Committee shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Claims Appeal Committee determines that special circumstances require additional time for processing the claim, the Claims Appeal Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five- (45-) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Claims Appeal Committee expects to render its decision.
(e)    Notice of Decision. The Claims Appeal Committee shall notify the Claimant in writing of its decision on review. The Claims Appeal Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
i.The specific reasons for the denial;
ii.A reference to the specific provisions of the Plan on which the denial is based; and
iii.A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
7.13    Time Period to File Lawsuit. If the Claimant’s claim for Severance Benefits is denied after the Claims Procedure and Review Procedure is completed, then the Claimant may file suit in a state of federal court subject to compliance with Section 7.10 of the Plan. However, any such suit by the Claimant must be filed no later than one hundred eighty (180) days after the Claims Appeal Committee’s denial of the Claimant’s claim is received by the Claimant.
7.14    ERISA Statement. As an Executive eligible to be a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all participants in the Plan shall be entitled to:
(a)    Examine, without charge, at the Committee’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy, if applicable, of the latest annual report (Form 5500 Series) filed by the Committee with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
(b)    Obtain, upon written request to the Committee, copies of documents governing the operation of the Plan, including, if applicable, insurance contracts, and copies of the latest annual report (Form 5500 Series), if applicable, and updated summary plan description. The Committee may make a reasonable charge for the copies.
(c)    Receive a summary of the Plan’s annual financial report, if applicable to the Plan. The Committee is required by law to furnish each participant with a copy of this summary annual report, if applicable to the Plan.

In addition to creating rights for participants in the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other participants and beneficiaries. No one, including the Company, your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining Severance Benefits under the Plan or exercising your rights under ERISA.
If your claim for Severance Benefits under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or, if applicable, the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Committee to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If you have a claim for Severance Benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Committee’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim was frivolous.
If you have any questions about the Plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

PLAN IDENTIFICATION NUMBER AND ADMINISTRATION

Name of the Plan:	Diebold Nixdorf, Incorporated Executive Severance Plan
Type of Plan:	Employee welfare benefits plan
Plan Year:	January 1 – December 31
Plan Sponsor:	Diebold Nixdorf, Incorporated 350 Orchard Avenue NE North Canton, OH 44720 (330) 490-40000
Plan Sponsor’s Employer Identification Number:	34-0183970
Plan Identification Number:	516
Plan Administrator:	The People and Compensation Committee of the Board of Directors of Diebold Nixdorf, Incorporated, or any other committee appointed by the Board, is the Plan’s administrator (the “Committee”). The Committee has the sole authority and discretion to interpret the terms of the Plan. Severance Benefits under the Plan will be paid only if the Committee determines that an Executive is entitled to them.
Named Fiduciary:	The Committee is the named fiduciary under ERISA that has the authority to control and manage the operation and administration of the Plan.
Agent for Service of Legal Process:	Diebold Nixdorf, Incorporated 350 Orchard Avenue NE North Canton, Ohio 44720 Attn: Chief Legal Officer.